Press Release	Source: Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies and Biophage Pharma Sign Joint Marketing Agreement

Friday September 23, 9:00 am ET

LITTLE RIVER, S.C. & MONTREAL--(BUSINESS WIRE)--Sept. 23, 2005--Integrated Environmental Technologies, Ltd. (OTCBB:IEVM - News) and Biophage Pharma, Inc. (TSX VENTURE: BUG - News) today announced that they have executed a Joint Marketing Agreement.

The agreement enables both companies to market an end-to-end pathogen detection and control system. The combined marketing efforts will promote IET's EcaFlo(TM) equipment, in its role as an environmentally-responsible pathogen control method, and Biophage Pharma PDS® Biosensor, which is a rapid and efficient system that can detect and quantify living pathogens. When combined, these systems will allow for the rapid detection of harmful pathogens and the means necessary to manage or eliminate them.

IET's EcaFlo(TM) equipment creates an environmentally safe biocide solution, "anolyte," that can be used in all manners of applications where economically-viable and effective bacteria management is required. The PDS® Biosensor can detect extremely low levels of live bacteria, as few as five bacteria cells in a 1 ml sample. Both products have applications in complimentary industries; including, oil and gas, medical and health, water safety, food safety and homeland security.

William E. "Bill" Prince, IEVM's President and CEO, stated, "Biophage PDS® Biosensor perfectly compliments our EcaFlo(TM) equipment. With its ability to provide customers with early and accurate microorganism identification and counts in their 'source' samples, our customers will know the level of contamination and assess risk. Our EcaFlo(TM) equipment can then be used to produce the exact dose of anolyte needed to control the contamination that is present, providing customers with the tools needed to manage contamination problems". "As an innovative technology company, we have been deeply involved in solving our potential customers need for factual data relative to their microorganism control requirements. The addition of Biophage PDS® System is a continuation of our commitment to provide the best solutions to our customers" added Mr. Prince.

"IET's EcaFlo(TM) equipment was introduced to us as one of a new type of 'natural biocide' producers. Utilizing FEM-3 technology in its electro-chemical activation process, it eliminates pathogens without introducing harmful chemicals into the environment," stated Dr. Rosemonde Mandeville, President and CEO of Biophage Pharma, Inc. Dr. Mandeville further commented, "Oftentimes during discussions with customers, government agencies and scientists in the United States, we are presented with the need to suggest viable solutions to manage

Biothreat or contaminations with pathogenic microorganisms that could potentially be detected by Biophage PDS® Biosensor. The addition of IET's EcaFlo(TM) equipment to our other countermeasures in development, will be promoted for immediate use as a non-hazardous pathogen control agent - this is a perfect fit for our two companies to market together."

About the EcaFlo(TM) Division of Integrated Environmental Technologies, Ltd.'s wholly owned operating subsidiary, I.E.T., Inc.

IET is licensed in the United States by Electro-Chemical Technologies Ltd. This division designs, assembles, markets, and sells equipment under the EcaFlo(TM) name brand. This specially designed and built equipment produces reliable, environmentally friendly solutions, through the use of FEM-3's in the electro-chemical activation process (ECA), that effectively control bacteria, viruses, fungi, and other microorganisms without harming the environment. Additional information on IET can be found at our website www.ietusa.net.

About Biophage Pharma, Inc. and its PDS® biosensor

Biophage Pharma Inc. is a Canadian biopharmaceutical company developing novel products based on the unique properties of phages. Founded in 1995, Biophage is located at the Biotechnology Research Institute in Montreal and employs 14 people, including a team of 12 researchers. Through an active research and development program, the increasing revenue generated by its CRO division, as well as in-licensing and collaboration agreements, Biophage is building a portfolio of promising new diagnostic tools based on nanosensor technologies and focused on the rapid detection of pathogens and their toxins including those used as BWA agents. Additional information about our bacteriophage and nanosensor platforms can be found at our website www.biophage.com.

Forward-Looking Statements: The statements in this press release regarding the respective Companies and their systems, future opportunities and any other effect, result or aspect of the operational devices and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to implementing the joint marketing agreement, effectiveness of the joint marketing agreement, applicability of the respective Companies' technologies, costs, delays, and any other difficulties related to the Companies' business plans, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, the Companies' continuing relationship with its licensor and other partners, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Contact:

Integrated Environmental Technologies, Ltd.
William E. Prince, President and CEO, 843-390-2500
bill.prince@ietltd.net
www.ietltd.net
www.ietusa.net
or
Biophage Pharma, Inc.
Rosemonde Mandeville, M.B. Ch.B., Ph.D., 514-496-1488
President and CEO
Rosemonde.Mandeville@biophagepharma.com
www.biophagepharma.com
or
CEOcast, Inc. for Integrated Environmental Technologies,
Ltd.
Ed Lewis, 212-732-4300
or
Carpe DM, Inc.
Stuart Fine, 908-490-0075
stuart@carpedminc.com
or
Renmark Financial Communications Inc.
Christine Stewart, 514-939-3989, ext. 334
cstewart@renmarkfinancial.com

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Source: Integrated Environmental Technologies, Ltd.